Exhibit 99.1

Bank One Issuance Trust

Excess Spread Analysis

	May-04	Apr-04	Mar-04
Yield	15.88%	15.62%	15.58%
Less: Coupon	1.90%	1.92%	1.91%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.97%	5.66%	5.70%
Excess Spread	6.51%	6.54%	6.47%

Three Month Average Excess Spread	6.51%	6.68%	6.06%

Delinquency:
30 to 59 days	1.09%	1.10%	1.20%
60 to 89 days	0.79%	0.85%	0.83%
90 + days	1.83%	1.88%	1.89%
Total	3.71%	3.83%	3.92%

Payment Rate	19.02%	18.17%	18.65%